Exhibit 10
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made as of the 29th day of September, 2005, by and between Paul B. Mulhollem (“Mulhollem”) and Archer-Daniels-Midland Company, a Delaware corporation (“ADM”).
WITNESSETH:
     WHEREAS, Mulhollem has been employed by ADM in the capacity of President and Chief Operating Officer; and
     WHEREAS, Mulhollem and ADM desire to effect an amicable separation of employment, without litigation or controversy, in light of Mulhollem’s September 15, 2005 retirement from ADM.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, it is agreed as follows:
     1. Upon his retirement, Mulhollem became entitled to certain benefits as set forth in this paragraph 1. These benefits are subject to Mulhollem remaining retired (within the meaning of the ADM Retirement Plan as in effect on the date hereof) and may be forfeited if he ceases to be retired (other than with respect to his consultation and cooperation obligations to ADM set forth herein), and are composed of the following:
a. The restricted stock granted to Mulhollem in the Restricted Stock Award Agreements dated August 8, 2005 and August 19, 2004 will continue to vest according to the terms of those agreements. Mulhollem’s separation from ADM shall conclusively be deemed to be pursuant to “Retirement,” as such term is used in the various stock award and stock option agreements which Mulhollem participates in. Mulhollem is entitled to exercise all vested stock options according to the terms of the applicable stock option agreements between him and ADM;

b. Mulhollem is permitted to roll over all amounts in his 401(k)/ESOP account into a self directed IRA;
c. Mulhollem will receive all salary he has previously deferred pursuant to the ADM Deferred Compensation Plan(s) in accordance with the terms of such plan(s); and
d. Mulhollem is permitted to participate in any retiree benefit programs for which he is eligible.
     2. Non-competition, etc.
a. As ADM’s President and Chief Operating Officer (“COO”), Mulhollem had direct access to and personal knowledge of ADM’s most important proprietary business information including, but not limited to, business plans and strategies, financial information, trading and hedging strategies, and operational methods, plans and strategies. This information is proprietary to ADM and subject to reasonable efforts by ADM to secure its confidentiality. This proprietary information has significant value to ADM as it provides ADM with a strategic advantage over it competitors. Were this information provided to ADM’s competitors, ADM would be irreparably harmed. ADM and Mulhollem agree that if Mulhollem were to work for one of ADM’s competitors within the next three years, he would be unable to perform his duties without disclosing ADM’s confidential and proprietary business information.
b. Consequently, without the prior written consent of ADM, which consent must be signed by the Chief Executive or President of ADM until September 15, 2008, Mulhollem shall not own any interest in, except the ownership of stock in a publicly-traded company, take any employment with, or act as a director, officer, agent, consultant, advisor, independent contractor or in any other capacity whatsoever, directly or indirectly, with or to any person, corporation, partnership, limited liability company, firm, joint venture or any other form of entity, anywhere in the world, that competes with ADM or any of its subsidiaries or affiliates or provides the same goods or services as ADM or any of its subsidiaries or affiliates.
c. Mulhollem acknowledges that, in light of his responsibilities while employed as ADM’s President and COO, the scope of these post-employment restrictions is reasonable and that if he were to come out of retirement, he would have ample job opportunities based upon his experience and education. Mulhollem further acknowledges that a violation of this paragraph 2 would cause irreparable damage to ADM and that in the event of a breach or threatened breach, hereof, ADM would be entitled to injunctive relief, without the posting of any bond, in addition to such other relief as may be appropriate at law or in equity.
d. For the period from the Effective Date of this Agreement through September 15, 2008, Mulhollem shall not hire or solicit for employment any employee on the payroll of ADM or any of its subsidiaries or affiliates.
     3. The Non-Disclosure Agreement between ADM and Mulhollem dated January 6, 1992, a copy of which is marked Exhibit A, attached hereto and by this reference incorporated herein, shall remain in full force and effect in accordance with its terms.
     4. In consideration of the post-employment restrictions placed on Mulhollem in this Agreement and the continuing application of the Non-Disclosure Agreement, ADM shall provide Mulhollem the following valuable consideration to which he would not otherwise have been entitled:
a. ADM shall pay Mulhollem the cash value of the restricted stock granted to him under the terms of the October 14, 2003 Restricted Stock Award Agreement as provided for herein. The amount shall be determined by multiplying the number of shares of restricted stock by $23.16, the closing price for ADM’s Common Stock on September 15, 2005. Payments shall be made as follows:
i.25% of the amount on the Effective Date of this Agreement;
ii.25% of the amount on September 15, 2006, provided Mulhollem has fully complied with paragraphs 2 and 3 of this Agreement;
iii.25% of the amount on September 15, 2007, provided Mulhollem has fully complied with paragraphs 2 and 3 of this Agreement; and
iv.25% of the amount on September 15, 2008, provided Mulhollem has fully complied with paragraphs 2 and 3 of this Agreement.
b. ADM shall retain Mulhollem as a consultant for a three-year period from September 15, 2005 expiring September 15, 2008. Mulhollem shall perform such reasonable duties as he may be requested to perform by ADM’s Chief Executive. ADM shall compensate Mulhollem by paying him $550,000 per year (payable monthly in arrears) for his consulting services provided Mulhollem has fully complied with paragraphs 2 and 3 of this Agreement.

     5. Release
a. Mulhollem hereby forever releases ADM, and its subsidiaries and affiliates and each of ADM’s and its subsidiaries’ and affilicates’ officers, directors, representatives, shareholders, agents, employees, predecessors, successors and assigns (collectively “Releasees”), from any and all complaints, charges, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, demands in law or equity, including claims for damages, attorneys’ fees or costs, whether known or unknown, which Mulhollem now has, or claims to have, or which Mulhollem at any time may have had, or claimed to have, or which Mulhollem at any time hereafter may have, or claim to have, arising at any time in the past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any matters relating in any way to Mulhollem’s employment relationship with ADM or his retirement from ADM.
b. The claims, rights and obligations that Mulhollem is hereby releasing include, but are not limited to:
i. those for breach of contract, breach of implied contract, breach of implied covenant of good faith and fair dealing, wrongful discharge, retaliatory discharge, constructive discharge, and any other common law or statutory claims now or hereafter recognized;
ii. those for discrimination (including but not limited to claims for discrimination, harassment or retaliation on account of gender, age, handicap, medical condition or disability, national origin, race, color, religion, sexual preference, or veteran status) which Mulhollem might have or might have had under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Illinois Constitution, the Illinois Human Rights Act, the Illinois Wage Payment and Calculation Act, the Illinois Minimum Wage Law, and any other federal, state or local laws, statutes, orders, regulations or enactments of any type. By signing this Agreement, Mulhollem agrees to give up, or waive, any rights or claims which he may have had under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et. seq., the Older Worker Benefit Protection Act, or any other statutes or other laws, which are based on the actions of any of the Releasees that occurred up through the date that Mulhollem signs this Agreement; and,
iii. Any and all claims for attorneys’ fees and costs.
c. Mulhollem further acknowledges and agrees that this Agreement shall operate as a complete bar to recovery in any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Mulhollem or which might at any time be filed by Mulhollem related to his employment with ADM and his retirement from ADM. Each and all of the said claims are hereby fully and finally settled, compromised and released.
d. Nothing in this paragraph 5 is intended to operate as a release, waiver or forfeiture of Mulhollem’s rights, and ADM’s obligations, under (i) this Agreement, (ii) any 401(k), ESOP or other retirement plan which Mulhollem participates in as of the date hereof, and (iii) any indemnification or similar right relating to actual or alleged acts or omissions by Mulhollem in his office capacity as an officer of ADM prior to the date hereof.
     6. In consideration for the Release in paragraph 5, and Mulhollem’s other covenants herein, ADM shall:
a. pay Mulhollem, on the Effective Date of this Agreement, an amount equal to the aggregate difference between the option price and $23.16, the closing share price of ADM common stock on September 15, 2005 for all of Mulhollem’s unvested stock options as of the date hereof.;
b. transfer to Mulhollem unencumbered title to Mulhollem’s company car on or before December 31, 2005; and
c. provide Mulhollem with coverage under ADM’s retiree medical plan.
     7. Upon ADM’s request, Mulhollem shall provide his reasonable cooperation relative to any matter which arises within Mulhollem’s former area(s) of responsibility with ADM which is based upon facts occurring or circumstances existing prior to the date hereof. ADM shall reimburse Mulhollem for any out-of-pocket expenses reasonably incurred by Mulhollem providing any such requested cooperation upon presentation of appropriate supporting documentation.
     8. Mulhollem expressly acknowledges that:
a. He was provided with a copy of this Agreement and was advised in writing to consult with an attorney concerning its meaning and effect.
b. He was provided twenty-one (21) days to consider whether to enter into this Agreement. Subsequently, Mulhollem retained the law firm of Meyer Capel to advise him with respect to this Agreement.

c. He understands he may revoke this Agreement in writing addressed and delivered to ADM, c/o the General Counsel’s office, within seven (7) days after the execution of this Agreement in which event this Agreement will be of no force and effect and he will be entitled to no payments or benefits that were to be paid pursuant to this Agreement. Unless revoked in accordance with this section 8(c), this Agreement shall be effective on the 8th day following the date of delivery of an executed copy of this Agreement to ADM (the “Effective Date”).
d. He was given an adequate opportunity to consider this Agreement and he has read and understands the meaning and effect of this Agreement.
e. He voluntarily agreed to the terms of the Agreement, which terms were determined through negotiation, and he intends to be legally bound by the same.
f. The consideration provided herein is sufficient and is consideration to which he is not otherwise entitled to receive.
     9. Mulhollem agrees that the terms and conditions of this Agreement and the payments made pursuant hereto shall remain confidential and that he will not disclose the same to any person, except his immediate family, his legal and financial advisors, or as required by law. Mulhollem acknowledges that ADM may be required to publicly disclose this Agreement and its terms in filings with the United States Securities and Exchange Commission.
     10. In the event of a breach by Mulhollem of the provisions of paragraphs 2 or 3 of this agreement, ADM shall be released from the obligations to make any further payments pursuant to paragraph 4 in addition to pursuing any other available remedy in law or equity, including without limitation specific performance and injunctive relief.
     11. Mulhollem shall not request or apply for employment with ADM or any of its subsidiaries.
     12. This Agreement shall be governed by the laws of the State of Illinois.
     13. Mulhollem agrees that he will not take any action, or make any statement, whether orally or in writing, which manifestly and demonstrably disparages or impugns the reputation or goodwill of ADM, its subsidiaries, affiliates or any of their officers, directors or employees. Mulhollem will not interfere with the relationships between ADM, its subsidiaries or affiliates and any of their customers, suppliers, vendors, distributors or representatives. Moreover, Mulhollem further agrees that he shall make no public statements, or request, cause or solicit any third-party to make any public statements, including without limitation to the media, regarding the circumstances of his retirement.
     14. The parties agree that the provisions in paragraphs 2, 3 and 5 are a critical and non-severable part of this Agreement. By executing this Agreement, the parties state that they have read the aforementioned paragraphs and after consulting counsel of their choice agree that they are reasonable and protect the parties’ interests. As such, the parties specifically agree that if Mulhollem seeks to invalidate or limit the scope of any of these provisions for any reason, this Agreement shall have no force or effect. If Mulhollem brings any action seeking to invalidate or limit the scope of paragraphs 2 or 3, Mulhollem shall return to ADM all considerations paid to him pursuant to paragraph 4 of this Agreement and Mulhollem shall have no entitlement to any future payments or benefits provided pursuant to paragraph 4 of this Agreement.

     15. Mulhollem shall not be in breach of this Agreement or any obligation unless and until written notice of such breach is given to Mulhollem and Mulhollem is afforded a reasonable opportunity to cure such breach. Such notice shall be delivered via registered mail, return receipt requested, and shall describe in detail (i) the acts or omissions which ADM believes constitute such breach, and (ii) the steps, acts or omissions which must be taken by Mulhollem to correct and cure any such breach. ADM shall not be allowed to terminate this Agreement or cease performance hereunder if Mulhollem is able to cure any breach within thirty (30) days following delivery of a notice of breach.
     16. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements and understandings between Mulhollem and ADM, whether oral or in writing. This Agreement may not be revoked, amended, modified or revised except by a writing executed by Mulhollem and the Chief Executive or President of ADM.
     17. In the event of litigation in connection with the interpretation or enforcement of this Agreement, the prevailing party in such action shall be entitled to reimbursement from the other party, in addition to any other relief awarded, all costs and fees paid or incurred by the prevailing party in such action, including, without limitation, reasonable attorneys’ fees and costs.
     18. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
(signature page follows)

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Paul B. Mulhollem
PAUL B. MULHOLLEM
Dated: September 29, 2005

/s/ Stuart E. Funderburg
WITNESS

ARCHER-DANIELS-MIDLAND COMPANY
By:	/s/ Douglas J. Schmalz
Douglas J. Schmalz
Its: Senior Vice President and Chief Financial Officer Dated: September 29, 2005

11